UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:   December 20, 2011

UNIVERSAL FOREST PRODUCTS, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan	00-22684	38-1465835
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 East Beltline, N.E. Grand Rapids, Michigan		49525
(Address of principal executive office)		(Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Departure of Directors or Certain Officers

On December 20, 2011, Dan M. Dutton, a member of the Board of Directors of Universal Forest Products, Inc. (the "Company"), notified the Company that he will retire from the Board as of the date of the Company's next annual meeting of shareholders (the "2012 Meeting"), the date on which his term of office expires.  Mr. Dutton's decision to retire from the Board is not related to any disagreement with the Company on any matter.

As of the same date, Mr. William Payne, whose term of office also expires as of the date of the 2012 Meeting, notified the Company that he will not stand for re-election to the Company's Board of Directors.  Mr. Payne's decision not to stand for re-election is not related to any disagreement with the Company on any matter; rather, his decision was based on existing personal commitments and additional business obligations.

The Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors is currently evaluating whether to recommend that the size of the Board be reduced at the time of expiration of the current terms of office of Mr. Dutton and Mr. Payne.  If the size of the Board is not reduced, the Committee or the Board will engage in the process of searching for one or more nominees for the vacant Board seats, in accordance with the Company's Policy Governing Director Qualifications and Nominations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 20, 2011	UNIVERSAL FOREST PRODUCTS, INC.
(Registrant)

	By:	/s/ Michael R. Cole
Michael R. Cole
Principal Financial Officer and Treasurer